As filed with the Securities and Exchange Commission on August 17, 2000
                                                      Registration No. 333-43084

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                ----------------
                                Amendment No. 1
                                       to
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
             (Exact name of Registrant as specified in its charter)


            Nevada                                        13-3130236
(State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                     Identification Number)

                        2950 North Loop West, Suite 1000
                              Houston, Texas 77092
                                 (713) 802-0087
                        (Address and telephone number of
                    registrant's principal executive offices)
                      -------------------------------------

                              DENIS J. FITZPATRICK
                             Chief Financial Officer
                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                        2950 North Loop West, Suite 1000
                              Houston, Texas 77092
                            Telephone: (713)802-0087
                            Telecopier: (713)681-5987
                               (Name, address and
                     telephone number of agent for service)
                          ----------------------------

                                   Copies to:
                               CHARLES SNOW, ESQ.
                             SNOW BECKER KRAUSS P.C.
                                605 Third Avenue
                          New York, New York 10158-0125
                            Telephone: (212) 687-3860
                               Fax: (212) 949-7052

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: As soon as practicable after this Registration Statement becomes effective.

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------

                         CALCULATION OF REGISTRATION FEE


Title of Each                      Proposed          Proposed
of Securities      Amount           Maximum           Maximum        Amount of
   to be            to be        Offering Price      Aggregate      Registration
 Registered      Registered      Per Security(1)   Offering Price       Fee
-------------    ----------      ---------------   --------------   ------------
Common Stock,    30,800,000(2)       $0.44(3)       $13,552,000     $3,577.73(4)
$.08 par
value



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 promulgated under the Securities Act of 1933.

(2) Represents shares to be sold by the selling securityholders named in this registration statement.

Also includes an indeterminate number of shares that the selling securityholders may acquire as a result of a stock split, stock dividend or similar transaction involving the common stock pursuant to the antidilution provisions of our series A convertible preferred stock and warrants. Does not include additional shares that may be acquired by the selling securityholders upon conversion of the series A convertible preferred stock attributable to the operation of the conversion price formula set forth in the certificate of designations for that series of convertible preferred stock due to a decline in the market price of our common stock.

(3) Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(c)based upon the closing price of the common stock on The Nasdaq National Market on August 3, 2000.


(4)  Previously paid.


                            -------------------------

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section
(8), may determine.


                                EXPLANATORY NOTE

     In accordance with Rule 429, the prospectus included in this Amendment No. 1 to the Registration Statement relates to the offer and resale by the selling securityholders named in the prospectus of 31,800,000 shares of common stock, of which

     o    30,800,000 shares are included in this Registration Statement

     o 1,000,000 shares are included in Registration Statement No. 333-38654, declared effective by the SEC on August 2, 2000.

INFORMATION CONTAINED IN THIS PROSPECTUS IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.


       Preliminary Prospectus Dated August 17, 2000, Subject To Completion



                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

                                  Common Stock


GCA Strategic Investment Fund Limited and the other selling securityholders named in this prospectus are offering and selling up to 31,800,000 shares of our common stock, including 30,000,000 shares that GCA Strategic Investment Fund Limited may acquire upon conversion of our series A convertible preferred stock. We have entered into a securities purchase agreement with GCA Strategic Investment Fund Limited under which we may sell up to $10,000,000 of our series A convertible preferred stock to GCA during a period of twelve months commencing on the date of this prospectus.


GCA Strategic Investment Fund Limited is an "underwriter" within the meaning of the Securities Act of the shares of common stock it offers and sells under this prospectus.


Our common stock, which is quoted on the Nasdaq National Market under the symbol "AIPN", is subject to delisting for failure to maintain a minimum bid price of $1.00 per share. For additional information concerning the possible delisting of our common stock, you should read the risk factors appearing on page 10.


THE COMMON STOCK IS A SPECULATIVE INVESTMENT AND INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD READ THE DESCRIPTION OF CERTAIN RISKS UNDER THE CAPTION "RISK FACTORS" COMMENCING ON PAGE 5 BEFORE PURCHASING THE COMMON STOCK.


Our executive offices are at 2950 North Loop West, Suite 1000, Houston, Texas 77092 and our telephone number is 713-802-0087.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SEC OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                  The date of this Prospectus is _______, 2000

                               Table of Contents

                                                                            Page
Information About American International Petroleum .......................    3
Preferred Stock Financing ................................................    3
Risk Factors .............................................................    5
Forward Looking Statements ...............................................   14
Selling Securityholders ..................................................   14
Plan of Distribution .....................................................   16
Where You Can Find More Information ......................................   17
Information Incorporated By Reference ....................... ............   17
Legal Matters ............................................................   18
Experts ..................................................................   18

                             ----------------------

This prospectus is part of a registration statement we filed with the SEC. You should rely only on the information or representations provided in this prospectus. We have not authorized anyone to provide you with different information. The common stock will not be offered in any state where an offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the cover of this prospectus.

         Information about American International Petroleum Corporation

Through our wholly owned subsidiaries, we:

     o Produce, process and market conventional and technologically advanced polymer asphalt, vacuum gas, oil and other products at our refinery in Lake Charles, Louisiana utilizing low-cost, low-gravity, high sulphur crudes.

     o Blend and market asphalt to the Florida and Georgia asphalt markets utilizing our refinery in St. Marks, Florida as a distribution facility.

     o    Engage  in  oil  and  gas   exploration  and  development  in  western
          Kazakstan, where we own a 70% working interest in a 20,000 square kilometer exploration block and a 100% working interest in a 200,000 acre gas field.

We also are seeking other oil and gas projects in the United States, Russia and Central Asia.

Recent Development

     Resignation of Our Chief Executive Officer

     On July 10, 2000, Joe Michael McKinney, resigned as our Chief Executive Officer and President and as a member of our Board of Directors.

                           Preferred Stock Financing

We have entered into a securities purchase agreement with GCA Strategic Investment Fund Limited for the sale of $10,000,000 of our series A convertible preferred stock. Under the terms of the agreement, we may sell shares of series A convertible preferred stock to GCA for a period of twelve months after the date of this prospectus. The purchase price of shares of series A convertible preferred stock under the purchase agreement is $1,000 per share. We must give GCA at least 20 business days prior written notice of our intention to sell shares of series A convertible preferred stock under the purchase agreement. The maximum amount of series A convertible preferred stock that we may sell to GCA on any date is $1,250,000, or 1,250 shares. The minimum amount of series A convertible preferred stock that we may sell to GCA on any date is equal to 2.5% of the weighted average trading volume of our common stock for the number of trading days elapsed since the last sale of shares of series A convertible preferred stock under the purchase agreement times the weighted average sales price of our common stock for that period. We have the right to extend the term of the purchase agreement for twelve months and to increase the amount of series A convertible preferred stock we can sell under the agreement by $8,000,000 upon notice to GCA not less than 60 days prior to the expiration of the initial term.

Each share of our series A convertible preferred stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price equal to 92% of the average of the lowest three daily weighted average sales prices of our common stock during the 20 trading days prior to the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of series A convertible preferred stock to be converted by the conversion price. Since there is no minimum conversion price, there is no limitation on the number of shares of common stock that holders of series A convertible preferred stock may acquire upon conversion.


We may not sell shares of Series A convertible preferred stock to GCA under the purchase agreement


     o if the number of shares of common stock acquired and to be acquired upon conversion of series A convertible preferred stock exceeds an aggregate of 21,478,012 shares, representing 19.9% of the number of shares of common stock outstanding on the date of the agreement, without stockholder approval. This limitation is required under the corporate governance rules of The Nasdaq Stock Market, Inc.

     o to the extent the issuance of shares of series A convertible preferred stock would render GCA the beneficial owner of more than 4.99% of the then outstanding common stock.

The certificate of designations creating the series A convertible preferred stock also limits the number of shares of common stock that may be acquired upon conversion of the series A convertible preferred stock to the extent the issuance of such shares of common stock would cause the holder requesting conversion to become the beneficial owner of more than 9.99% of the then total outstanding shares of common stock.

We also have agreed to issue to GCA warrants to purchase 200,00 shares of common stock in connection with the purchase agreement. These warrants will be issued to GCA at the first closing for the sale of shares of series A convertible preferred stock under the purchase agreement. These warrants will have a term of five years and an exercise price equal to 105% of the closing bid price of our common stock on the date of issue.

If we do not sell shares of series A convertible preferred stock under the purchase agreement within 33 days after the last sale under the purchase agreement, we must pay GCA a fee equal to 2% of the maximum dollar amount of shares we are allowed to sell under the purchase agreement, or $1,250,000. For each additional 30 days we fail to sell shares of series A convertible preferred stock under the purchase agreement, we must pay GCA an additional $30,000.

We have the right to terminate the purchase agreement at any time. If we terminate the purchase agreement, we must issue to GCA warrants to purchase that number of shares of common stock that could be acquired with 1-1/2% of the unused portion of the commitment at a purchase price of $1.00 per share. These warrants will have a term of five years and an exercise price equal to 105% of the bid price on the date of termination.

We must redeem the outstanding shares of series A convertible preferred stock for cash within 10 business days after the occurrence of one or more of the following events:

     o    The  second  anniversary  of the date  upon  which  shares of series A
          convertible   preferred  stock  are  first  sold  under  the  purchase
          agreement.

     o    A "change in control" of our company.

     o    A consolidation, merger or amalgamation of our company.

     o Our failure to have the registration statement for the resale of the shares of common stock that may be acquired upon conversion of the series A convertible preferred stock declared effective, or our failure to maintain the effectiveness of that registration statement, after specified periods of time, or our failure to register a sufficient number of shares for conversion of the series A convertible preferred stock.

     o Our failure to obtain stockholder approval for the issuance upon conversion of shares of series A convertible preferred stock and exercise of warrants issued under the purchase agreement of more than 19.99% of the outstanding shares of common stock on the date of the purchase agreement within 40 days after the date upon which we have issued the maximum number of shares that may be issued without obtaining such stockholder approval.

     o Our failure to pay, when due, the principal amount or accrued interest on our outstanding bridge notes held by GCA.

     o The suspension or delisting of trading in our common stock, unless within 10 trading days of such suspension or delisting the common stock is listed and approved for trading on the New York Stock Exchange, the American Stock Exchange, the Nasdaq SmallCap Market or the OTC Bulletin Board.

The redemption price is an amount equal to the number of shares of common stock that could be acquired upon conversion of the outstanding shares of series A convertible preferred stock times the average closing bid price of our common stock for the five trading days preceding the event causing the redemption.

We must pay GCA 25% of the gross proceeds from the sale of shares of series A convertible preferred stock under the purchase agreement, which payments will be applied to amounts outstanding under our 7% bridge note due November 28, 2000 in the principal amount of $3,000,000 until the principal and accrued interest on that bridge note have been paid in full.

In connection with this credit facility, GCA extended the maturity date of our outstanding bridges note in the principal amounts of $2,500,000 and $1,850,000 from August 28, 2000 to November 28, 2000.

For financial advisory services performed in connection with the purchase agreement, we will pay LKB Financial, LLC 5% of the aggregate proceeds from the sale of shares of series A convertible preferred stock under the purchase agreement. We also will issue to LKB warrants to purchase 75,000 shares of common stock on each date upon which GCA purchases shares of series A convertible preferred stock under the purchase agreement. The warrants issued to LKB will have a term of five years and an exercise price equal to 105% of the closing bid price of our common stock on the date of issue.

                                  Risk Factors

WE HAVE A HISTORY OF OPERATING LOSSES AND THESE LOSSES MAY CONTINUE.


We have experienced significant losses since we began operations. We incurred a net loss of approximately $6.8 million for the six months ended June 30, 2000, compared to a net loss of approximately $7.1 million for the six months ended June 30, 1999, and net losses of approximately $14.9 million for the year ended December 31, 1999, approximately $9.1 million for the year ended December 31, 1998 and approximately $18 million for the year ended December 31, 1997. As a result of these losses, as of June 30, 2000, we had an accumulated deficit of approximately $110 million. We will continue to incur losses until our asphalt and/or refining operations or Kazakstan projects generate substantial revenues. We expect our expenses to increase as we expand our business. We cannot assure you that our revenues will increase as a result of our increased spending. If revenues grow more slowly than we anticipate, or if operating expenses exceed our expectations, we may not become profitable. Even if we become profitable, we may be unable to sustain our profitability.


     OUR  AUDITORS  HAVE  ISSUED  A  GOING  CONCERN  COMMENT  ON  OUR  FINANCIAL
STATEMENTS.

In connection with the audit of our financial statements for the year ended December 31, 1999, Hein + Associates, LLP, our independent auditors, included an explanatory paragraph in its report on our financial statements as to our ability to continue as a "going concern" as a result of

     o a net loss of approximately $14.9 million during 1999, of which approximately $6.3 million represented non-operating or non-cash items

     o lack of resources to fulfill our operating and capital commitments as of December 1, 1999

     o a working capital deficit of approximately $6.3 million at December 31, 1999

     o the suspension of our refinery operations until at least the second quarter of 2000

     WE HAVE $7.35 MILLION OF DEBT DUE NOVEMBER 28, 2000 AND OUR AVAILABLE CASH RESOURCES, TOGETHER WITH ANTICIPATED CASH FLOWS FROM OPERATIONS, MAY NOT BE SUFFICIENT TO CONTINUE OUR OPERATIONS AT CURRENT LEVELS AND SATISFY THESE AND OTHER FUNDING OBLIGATIONS, WITHOUT ADDITIONAL FINANCING OR THE SALE OF CERTAIN ASSETS.


We may require additional financing in the next 12 months to supplement anticipated cash flows from our asphalt and refining operations in Lake Charles, Louisiana in order to meet our debt payments, operating and other funding obligations. We have $7.35 million of debt due November 28, 2000, which we may not be able to repay without selling certain assets or obtaining additional financing. Payment of this debt is secured by our St. Marks refinery. If we are not able to pay or refinance this debt, the lender has the right to foreclose on this collateral. In the event we are unable to obtain the necessary financing to meet these obligations, our ability to continue operations at current levels will be materially and adversely effected. We cannot give you any assurance that we will be able to raise additional funds if our capital resources are exhausted, or that funds will be available on terms acceptable to us or at all. Although we have entered into securities purchase agreement for the sale of up to $10,000,000 of our series A convertible preferred stock, the maximum amount of series A convertible preferred stock that we may sell under the agreement during any twenty business day period is limited to $1,250,000. We are required to use 25% of the gross proceeds from the sale of shares of series A convertible preferred stock to pay the principal amount and accrued interest on our 7% secured bridge note in the principal amount of $3,000,000 due November 28, 2000. Furthermore, if we fail to pay, when due, the principal amount or accrued interest on our bridge notes, we must redeem the then outstanding shares of series A convertible preferred stock for cash within 10 days. The redemption price is an amount equal to the number of shares of common stock that could be acquired upon conversion of the then outstanding shares of series A convertible preferred stock times the average closing bid price of our common stock for the five trading days preceding the date of the payment default.


     WE DO NOT HAVE ANY PROVEN RESERVES OF GAS OR OIL.

Although we have identified structures within both our concessions in Kazakhstan which could contain proven oil and gas reserves, we do not currently have oil or gas reserves which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions. We have recently completed an extensive review of the Eocene and Jurassic potential on one of the concessions, Block 953, including a reassessment of the technical data and an examination of the commercial feasibility of the block. Although certain areas of this block may have oil and gas potential, the significant expense and risk involved in pursuing the plays on this block put any further exploration by us of Block 953 outside of our strategic niche. Consequently, although we intend to honor our minimum work obligations established by the government, our immediate objective is to reduce our financial exposure at Block 953 by deferring, reducing, or eliminating our minimum obligations there. We are also considering a range of other business options, including moving Block 953 to another venture with strategic goals more in keeping with the technical and commercial risk profile of the block. Our other concession in Kazakhstan, Block 1551, does have gas reserves which, upon the execution of a gas sales agreement currently being negotiated, would be classified as "proved", however, at this time there is no assurance we will sign such an agreement.

     WE MAY SUFFER CAPITAL LOSSES BECAUSE OF THE SPECULATIVE NATURE OF THE OIL AND GAS BUSINESS.

We have experienced capital losses as a result of the speculative nature of the oil and gas industry, and we may experience such capital losses in the future. Even if reserves are found as a result of drilling, profitable production from reserves cannot be assured. We may not recover any oil or gas from drilling and if we do recover oil or gas, market conditions may be unfavorable and we may not be able to recover the costs of the drilling or receive any profits. In addition, our current financial condition and available cash resources may prevent our ability to drill offset wells.

     WE ARE SUBJECT TO LOSSES FROM DRILLING AND OTHER HAZARDS.

Unusual or unexpected formation pressures, down-hole fires or other hazardous conditions may be encountered in drilling oil and gas wells and in the refining of oil. If we encounter such hazards, completion of wells or production of asphalt products may be substantially delayed and the costs significantly increased, and in the case of asphalt products, may result in the cancellation of customer contracts and adversely affect our ability to attract future business. Even though a well is completed and is found to be productive, water or other deleterious substances may be encountered, which may impair or prevent production of oil or gas, and which may adversely affect our operations. Since our refineries are located on inland waterways, floods and adverse weather conditions can hinder or delay feedstock and transportation of products at our refineries in Lake Charles, Louisiana and St. Marks, Florida. Labor disputes, work stoppages, shortages of equipment and materials or the unavailability of oil or asphalt barges and drilling rigs can also disrupt drilling and production operations.

     OUR BUSINESS IS SUBJECT TO ENVIRONMENTAL RISKS.

Extensive national and/or local environmental laws and regulations in both the United States and Kazakstan affect nearly all of our operations. These laws and regulations set various standards regulating certain aspects of health and environmental quality, provide for penalties and other liabilities for the violation of such standards and establish in certain circumstances obligations to remediate current and former facilities and off-site locations. We may incur substantial financial obligations in connection with environmental compliance.

We are occasionally subject to non-recurring environmental costs. The annual cost incurred in connection with these assessments varies from year to year, depending upon our activities in that year. The costs of such environmental impact assessments were not material in 1999, but may be in the future. We are not aware of any other anticipated nonrecurring environmental costs.

Kazakstan has comprehensive environmental laws and regulations and has adopted the environmental standards set out by the World Bank organizations. Enforcement is administered through the Kazakstan Ministry of Environment and related local state agencies. Our operations require a comprehensive environmental permit for all drilling and exploration activities.

We have no currently outstanding or anticipated reclamation issues in the United States or abroad.

Our operations are subject to all of the environmental risks normally incident to oil and gas exploration, drilling, and refining activities, which include, but are not limited to, blowouts, pollution and fires. Any of these occurrences could result in environmental damage or destruction, including the discharge of hazardous materials into the environment. Although we maintain comprehensive and general liability coverage as is customary in the oil and gas industry, and coverage against certain risks, we are not fully covered for damages incurred as a consequence of environmental mishaps. To the extent we are covered, the coverage may not be adequate protection in the event of an environmental problem.

     WE MAY EXPERIENCE DIFFICULTIES IN MARKETING SOME OF OUR PRODUCTS.

Our ability to market some of our products depends upon

     o the proximity, capacity and cost of oil or gas pipelines and other facilities for the transportation of oil or gas

     o    the quantity and quality of the oil or gas produced

     o our ability to provide asphalt products which satisfy state and federal highway quality specifications

     o the availability and cost of asphalt barges to transport asphalt products

     GOVERNMENT LEGISLATION IN KAZAKSTAN AND OTHER FOREIGN COUNTRIES THROUGH WHICH OUR PRODUCTS MAY BE TRANSPORTED MAY AFFECT OUR BUSINESS.

Our exploration in western Kazakhstan is subject to regulations imposed by the Kazakhstan government. The Kazakhstan government may limit oil and gas production and impose taxes on oil and gas when sold. We cannot predict whether such governmental actions may occur, nor anticipate the ultimate effect of governmental policies and contracts upon us. We also will be subject to the laws of jurisdictions through which oil and gas pipelines traverse. We cannot predict what policies these jurisdictions may follow, nor the impact of local regulations on our business.

     OUR BUSINESS IS SUBJECT TO POLITICAL AND ECONOMIC CONDITIONS IN KAZAKSTAN.

A favorable political climate in Kazakhstan and the openness of its markets to United States trade is essential to our success in Kazakhstan. Kazakhstan is a former constituent republic of the Soviet Union which declared its independence from the Soviet Union in December 1991. At the time of its independence, it became a member of the Commonwealth of Independent States, or CIS, the association of former Soviet states which have entered into agreements of cooperation and support for trade, border protection, immigration controls, environmental matters and overall cooperation for the economic and political stability and development of the member states. The Confederation of Independent States have embraced political and economic reforms, but, there remains political and economic instability the result of which could be detrimental to our operations there.

Because the CIS countries are in the early stages of development of a market economy, the commercial framework in still developing along with commercial laws, their applications and the enforcement of these laws. Although Kazakhstan's laws regarding foreign investment provide for protection against nationalization and confiscation, there is little or no judicial precedent in this area. Foreign firms operating in this region may be subject to numerous other risks that are not present in domestic operations, including political strife, the possibility of expropriation, inadequate distribution facilities, inflation, fluctuations of foreign currencies, high and unpredictable levels of taxation, requirements for governmental approvals for new ventures, local participation in operations, and restrictions on royalties, dividends and currency remittances. Currently, there are no restrictions on royalties, dividends or currency remittances.

     OUR BUSINESS IS SUBJECT TO FOREIGN CURRENCY RISKS.

Since we have oil and gas operations outside the United States, our business is subject to foreign currency risks. These risks include

     o The value of the local currency in Kazakhstan relative to the U.S. dollar may continue to decline and is subject to continued volatility.

     o We may encounter difficulties in converting local currencies to U.S. dollars. Although Kazakhstan laws permit the conversion of local currency into foreign currency, the local currency generally is not convertible outside CIS countries. If we discover oil or gas in our licensed area in Kazakhstan and sell the oil and gas in a CIS country, currency liquidity and restrictions may adversely affect us.

     o The market for conversion of local currency into other currencies may deteriorate or cease to exist. Although a market exists within CIS countries for the conversion of CIS currencies into other currencies, it is limited in size and subject to rules limiting the purposes for which conversion may be effected. In addition, the availability of other currencies may inflate their values relative to CIS currencies.

     WE MAY ENCOUNTER DELAYS IN TRANSFER OF FUNDS IN AND OUT OF KAZAKSTAN SINCE ITS BANKING SYSTEM IS NOT WELL DEVELOPED.

Since the banking system in Kazakhstan is not yet as developed as its Western counterparts, we may encounter considerable delays in the transfer of funds within, and the remittance of funds out of Kazakhstan. Any delay in converting Kazakhstan currency into a foreign currency in order to make a payment, or delay in the transfer of such currency could have a material adverse effect on our business.

     WE MAY EXPERIENCE DIFFICULTIES IN REPATRIATING PROFITS AND CAPITAL

While applicable legislation in the CIS currently permits the repatriation of profits and capital and the making of other payments in hard currency, our ability to repatriate such profits and capital and to make such other payments is dependent upon the continuation of the existing legal regimes for currency control and foreign investment, administrative policies and practices in the enforcement of such legal regimes and the availability of foreign exchange in sufficient quantities in those countries.

     OUR ASPHALT OPERATIONS HAVE BEEN LIMITED.

Since the first quarter of 1998, we have been engaged in the production and sale of asphalt products at our refinery in Lake Charles, Louisiana. Our refinery operation is subject to all of the risks and hazards associated with the establishment of a new business. To date, we have encountered mechanical problems with equipment, delays caused by unavailability of asphalt barges, shortages of economically-priced feedstocks, and unanticipated expenses for refinery repairs and transportation fees. Since we were blending asphalt and not processing crude oil, our crude unit was idle for most of 1999. Consequently, we have had minimal revenues from light-end products. In addition, because of the resultant lower throughput volumes, increased costs for feedstock, and the fact that expected increases in product prices resulting from high crude oil prices did not occur, cash flows derived from our asphalt sales were lower during 1999 compared to 1998. Because of the dramatic reduction in crude oil feedstock supplies, unless we agree to operate our refining unit for other companies, which we are currently considering, we do not expect to operate the unit during 2000.

     OUR SUCCESS IS DEPENDENT ON OUR KEY PERSONNEL WHO WE MAY NOT BE ABLE TO RETAIN AND WE MAY NOT BE ABLE TO HIRE ADDITIONAL QUALIFIED PERSONNEL TO SATISFY OUR PERSONNEL NEEDS.

     Our success is dependent upon the efforts, abilities and expertise of our Chairman of the Board, Dr. George N. Faris, as well as other key management personnel. Our future success also is dependent, in part, on our ability to attract and retain qualified personnel. We cannot give you any assurance that we will be able to attract and retain qualified individuals. As compared to other publicly traded oil and gas companies, we have fewer resources to attract and/or retain key personnel, and we do not have the depth of managerial employees to rely upon in the event of the loss of any single employee. Accordingly, the loss of any key employee could have a material adverse affect on the operations of our business.

     OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET FOR FAILURE TO SATISFY NASDAQ REQUIREMENTS FOR CONTINUED LISTING


Our common stock is traded on the NASDAQ National Market System. To continue our listing, we are required to maintain net tangible assets of at least $4,000,000 and the bid price of our common stock must be at least $1.00 per share. By letter dated June 5, 2000, NASDAQ notified us that our common stock failed to satisfy its minimum bid price standard for continued listing and we would be delisted if the price of our common stock was not at least $1.00 per share for ten (10) consecutive days by August 14, 2000. As of August 14, 2000, we still did not meet the requirement. We have filed an appeal and NASDAQ has scheduled a hearing on September 21, 2000. Although our listing will be maintained until the date of the hearing, if our appeal is not successful, our common stock will be delisted. If we are delisted and we do not then qualify for a listing on a stock exchange, our common stock would be traded in the over-the counter market and quoted on the NASDAQ Electronic Bulletin board or the "pink sheets". Consequently, it may be more difficult for an investor to obtain price quotations for our common stock or to sell it.


     IF OUR COMMON STOCK IS DELISTED, IT MAY BECOME SUBJECT TO THE SEC'S "PENNY STOCK" RULES AND MORE DIFFICULT TO SELL.

SEC rules require brokers to provide information to purchasers of securities traded at less than $5.00 and not traded on a national securities exchange or quoted on the NASDAQ Stock Market. If our common stock becomes a "penny stock" that is not exempt from the SEC rules, these disclosure requirements may have the effect of reducing trading activity in our common stock and make it more difficult for investors to sell. The rules require a broker-dealer to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker must also give bid and offer quotations and broker and salesperson compensation information to the customer orally or in writing before or with his confirmation. The SEC rules also require a broker to make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction before a transaction in a penny stock.

     CONVERSION OF OUR CONVERTIBLE DEBENTURE AND SUBSEQUENT PUBLIC SALE OF OUR COMMON STOCK WHILE ITS MARKET PRICE IS DECLINING MAY RESULT IN FURTHER DECREASES IN THE PRICE.

     As of July 25, 2000, $6,696,135 principal amount of our 5% convertible debenture due February 18, 2004 was outstanding. The debenture is convertible into shares of our common stock at a conversion price equal to 85% of the average of the lowest 3 daily weighted average sale prices of a share of our common stock for 20 trading days prior to the date of conversion, subject to a maximum conversion price of $1.214 per share. Since there is no minimum conversion price, there is no limit on the number of shares of common stock that the holder of the debenture may acquire upon conversion.

     The holder of our debenture may sell at market price the shares of common stock it has acquired upon conversion at a 15% discount to prevailing market prices concurrently with, or shortly after, conversion, realizing a profit equal to the difference between the market price and the discounted conversion price. The holder of the debenture also could engage in short sales of our common stock, which could contribute to a decline in the market price of the common stock and give it the opportunity to profit from that decrease by covering a short position with shares acquired upon conversion at a 15% discount to the prevailing market price. The conversion of the debenture and subsequent sale of a large number of shares of common stock acquired upon conversion during periods when the market price of the common stock declines, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.

     CONVERSION OF OUR SHARES OF SERIES A CONVERTIBLE PREFERRED STOCK AND SUBSEQUENT PUBLIC SALE OF OUR COMMON STOCK WHILE ITS MARKET PRICE IS DECLINING MAY RESULT IN FURTHER DECREASES IN THE PRICE.

     We have entered into a securities purchase by agreement for the sale of $10,000,000 of our series A convertible preferred stock with GCA Strategic Investment Fund Limited. We have the right to increase the amount of series A convertible preferred stock we may sell under the purchase agreement up to $8,000,000. We may not sell shares of series A convertible preferred stock under the agreement until the registration statement of which this prospectus is a part is declared effective by the SEC.

     Each share of our series A convertible preferred stock has a stated value of $1,000 and is convertible into shares of our common stock at a conversion price equal to 92% of the average of the lowest three daily weighted average sales prices of our common stock during the 20 trading days prior to the date of conversion. The number of shares of common stock that may be acquired upon conversion is determined by dividing the stated value of the number of shares of series A convertible preferred stock to be converted by the conversion price. Since there is no minimum conversion price, there is no limit on the number of shares of common stock that holders of the series A convertible preferred stock may acquire upon conversion.

     Holders of our series A convertible preferred stock may sell at market price the shares of common stock they have acquired upon conversion at an 8% discount to prevailing market prices concurrently with, or shortly after, conversion, realizing a profit equal to the difference between the market price and the discounted conversion price. The holders of the series A convertible preferred stock could engage in short sales of our common stock, which could contribute to a decline in the market price of the common stock and give them the opportunity to profit from that decrease by covering their short position with shares acquired upon conversion at an 8% discount to the prevailing market price. The conversion of the series A convertible preferred stock and subsequent sale of a large number of shares of common stock acquired upon conversion during periods when the market price of the common stock declines, or the possibility of such conversions and sales, may exacerbate the decline or impede increases in the market price of the common stock.

     CONVERSION OF OUR OUTSTANDING DEBENTURE AND SERIES A CONVERTIBLE PREFERRED STOCK, AND THE EXERCISE OF OUR OUTSTANDING WARRANTS AND STOCK OPTIONS AND SUBSEQUENT PUBLIC SALE OF OUR COMMON STOCK, WILL RESULT IN SUBSTANTIAL DILUTION TO EXISTING STOCKHOLDERS.

     As of July 24, 2000, we had outstanding 107,929,711 shares of common stock. In addition,

     o An indeterminate number of shares may be acquired upon conversion of the outstanding $6,696,135 principal amount of our 5% convertible debenture due February 18, 2004 since there is no minimum conversion price. At an assumed conversion price of $0.45 per share, the holder of the debenture could acquire 15,996,323 shares of common stock upon conversion of, and payment of 18 months accrued interest on, the debenture, representing approximately 15% of the shares outstanding as of July 24, 2000.

     o An indeterminate number of shares may be acquired upon conversion of our series A convertible preferred stock when purchased by GCA Investment Strategic Fund under our $10,000,000 credit facility since there is no minimum conversion price. Assuming we sell $10,000,000 of series A convertible preferred stock to GCA and GCA converts all of the series A convertible preferred shares it purchases at an assumed conversion price of $0.50 per share, we will issue 20,000,000 shares of common stock, representing approximately 19% of the shares outstanding on July 24, 2000. We will also issue warrants to purchase 200,000 shares of common stock to GCA at the time of the first sale of shares of series A convertible preferred stock under the purchase agreement and warrants to purchase 75,000 shares of common stock to LKB Financial on each date shares of series A convertible preferred stock are sold to GCA under the purchase agreement.

     o    9,738,565   shares  may  be  acquired  upon  exercise  of  outstanding warrants,
          representing approximately 9% of the shares outstanding as of July 24, 2000.

     o 4,080,058 shares may be acquired upon exercise of outstanding options, representing approximately 4% of the shares outstanding as of July 24, 2000.

Existing stockholders will experience substantial dilution in their percentage ownership of our common stock if the debenture and shares of Series A convertible preferred stock purchased by GCA are converted. If the entire outstanding $6,696,135 principal amount of our debenture is converted at an assumed conversion price of $0.45 per share, $10,000,000 of series A convertible preferred stock is purchased by GCA and converted at an assumed conversion price of $0.50 per share, and all outstanding warrants and stock options are exercised, the number of outstanding shares of common stock will increase by 49,784,946, representing approximately 46% of the outstanding common stock as of July 24, 2000.

     POSSIBLE ADVERSE EFFECT OF FUTURE SALES OF COMMON STOCK ON THE MARKET PRICE OF THE COMMON STOCK.

As of July 24 ,2000, we had outstanding 107,929,711 shares of common stock, of which 104,239,607 shares are transferable without restriction under the Securities Act. The remaining 3,437,213 shares are restricted securities which may be publicly sold only if registered under the Securities Act or sold in accordance with an applicable exemption from registration, such as Rule 144. In addition,

     o An indeterminate number of shares may be acquired upon conversion of the outstanding $6,696,135 principal amount of our 5% convertible debenture due February 18, 2004 since there is no minimum conversion price. At an assumed conversion price of $0.45 per share, the holder of the debenture could acquire 15,966,323 shares of common stock upon conversion of, and in payment of 18 months accrued interest on, the debenture. The actual conversion price is 85% of the average of the lowest 3 daily weighted average sale prices for the 20 trading days prior to the date of conversion. The maximum conversion price is $1.214 per share. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that may be acquired upon conversion will increase.

     o An indeterminate number of shares may be acquired upon conversion of shares of our series A convertible preferred stock when purchased by GCA Strategic Investment Fund under our $10,000,000 credit facility since there is no minimum conversion price. Assuming we sell $10,000,000 of series A convertible preferred stock to GCA and GCA converts all of the series A convertible preferred shares it purchases at an assumed conversion price of $0.50 per share, we will issue 20,000,000 shares of common stock. The number of shares that GCA may acquire upon conversion of the series A convertible preferred stock will increase if the market price of the common stock declines below the assumed conversion price. We will also issue warrants to purchase 200,000 shares of common stock to GCA at the time of the first sale of shares of series A convertible preferred stock under the purchase agreement and warrants to purchase 75,000 shares of common stock to LKB Financial on each date shares of series A convertible preferred stock are sold to GCA under the purchase agreement. The exercise price of the warrants issued to GCA and LKB will be 105% of the closing bid price of our common stock on the date of issue.

     o 9,738,565 shares may be acquired upon exercise of warrants having exercise prices ranging from $.41 to $3.00 per share.

     o 4,080,058 shares may be acquired upon exercise of stock options granted pursuant to our employee stock option plans at exercise prices ranging from $.50 to $2.00 per share.

Substantially all of such shares, when issued, may be immediately resold in the public market pursuant to effective registration statements under the Securities Act. We cannot give you any assurance as to the effect, if any, that future sales of common stock, or the availability of shares of common stock for future sales, will have on the market price of the common stock from time to time. Sales of substantial amounts of common stock, or the possibility of such sales, could adversely affect the market price of the common stock and also impair our ability to raise capital through an offering of equity securities in the future.

     OTHER ISSUANCES OF PREFERRED STOCK COULD ADVERSELY AFFECT EXISTING HOLDERS OF OUR COMMON STOCK.

Under our articles of incorporation, our Board of Directors may, without further stockholder approval, issue up to 7,000,000 shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock. Our board of directors has authorized the issuance of up to 18,000 shares of Series A convertible preferred stock in connection with our purchase agreement with GCA Strategic Investment Fund. We could use new classes of preferred stock as a method of discouraging, delaying or preventing a change in persons that control us. In particular, the terms of the preferred stock could effectively restrict our ability to consummate a merger, reorganization, sale of all or substantially all of our assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the common stock. We could also create a class of preferred stock with rights and preferences similar to those of our series A convertible preferred stock, which could result in substantial dilution to holders of our common stock or adversely affect its market price.

                           Forward Looking Statements

Some of the information in this prospectus and the documents we incorporate by reference may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as may, "will," "expect," "believe," "intend," "anticipate," "estimate," "continue" or similar words. These statements discuss future expectations, estimate the happening of future events or our financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus and the documents that we incorporate by reference. The risk factors noted in this section and other factors noted throughout this prospectus, including certain risks and uncertainties, could cause our actual results to differ materially from those contained in any forward-looking statement.

                             Selling Securityholders

The following table sets forth the names of the selling securityholders, the number of shares of common stock beneficially owned by each selling securityholder as of July 24, 2000, the number of shares that each selling securityholder may offer, and the number of shares of common stock beneficially owned by each selling securityholder upon completion of the offering, assuming all of the shares are sold. None of the selling securityholders has, or within the past three years has had, any position, office or other material relationship with American International Petroleum Corporation or any of its predecessors or affiliates.


The selling securityholders are offering up to 31,800,000 shares of common stock by this prospectus.

GCA Strategic Investment Fund is offering:

     o 30,000,000 shares it may acquire upon conversion of our series A preferred stock purchased under the securities purchase agreement. The number of shares that GCA acquires and may resell under this prospectus depends upon the actual conversion price at the time of conversion. The actual conversion price is 92% of the average of the lowest three daily weighted average sales prices of a share of common stock for the 20 trading days prior to the date of conversion. The number of shares of common stock that GCA may acquire upon conversion is equal to the number of shares of series A convertible preferred stock to be converted times $1,000, the stated value of each share of series A convertible preferred stock, divided by the conversion price. Since there is no minimum conversion price, if the market price of the common stock declines below the assumed conversion price, the number of shares that GCA may acquire upon conversion will increase. If following a sustained increase in the market price of the common stock sufficient to offset the 8% discount used in computing the conversion price is higher than the assumed conversion price, the number of shares that GCA may acquire will decrease.


     o 250,000 shares it acquired with our 7% secured bridge note due November 28, 2000

     o 350,000 shares it may acquire upon exercise of warrants issued with our 7% secured bridge note

     o 200,000 shares it may acquire upon exercise of warrants issued in connection with the securities purchase agreement.

LKB Financial is offering:

     o 600,000 shares it may acquire upon exercise of warrants issued in connection with the securities purchase agreement. LKB will receive warrants to purchase 75,000 shares of common stock on each date that GCA purchases shares of series A convertible preferred stock under the securities purchase agreement.

     o 75,000 shares it may acquire upon exercise of warrants received in connection with our 7% secured bridge note financing.

Actrade Capital is offering 300,000 shares it acquired as collateral for a loan.

Trinity Capital is offering 25,000 shares it may acquire upon exercise of warrants received for financial advisory services.

The selling securityholders acquired, or will acquire, the securities described above in transactions exempt from the registration requirements of the
Securities Act under Section 4(2) of the Securities Act and Rule 506 of Regulation D, or in the case of shares acquired by GCA upon conversion of our series A convertible preferred stock, under Section 3(a)(9) of the Securities Act. All of the selling securityholders are "accredited investors", as defined in Rule 501(a) of Regulation D.

The number of shares listed below as beneficially owned before the offering by GCA has been computed without giving effect to the terms of the securities purchase agreement, which provides that the number of shares of series A convertible preferred stock that the holder may acquire under the purchase agreement may not exceed that number which would cause it to become the beneficial owner of more than 4.99% of the then issued and outstanding shares of common stock, or result in the issuance of more than an aggregate of 21,478,012 shares upon conversion of the series A convertible preferred stock, representing 19.9% of the shares outstanding on the date of the purchase agreement, until stockholders approve the issuance of shares in excess of that number. The certificate of designations creating the series A convertible preferred stock also limits the number of shares of common stock that the holder may acquire upon conversion of the series A convertible preferred stock to the extent the issuance of such shares of common stock would cause the holder to become the beneficial owner of more than 9.99% of the then total outstanding shares of common stock.

As of July 24, 2000, we had 107,929,711 shares of common stock outstanding. For purposes of computing the number and percentage of shares beneficially owned by each selling securityholder as of July 24, 2000, any shares which such person has the right to acquire within 60 days after such date are deemed to be outstanding, but are not deemed to be outstanding for the purpose of computing the percentage ownership of any other selling securityholder.

                             Beneficial Ownership                                          Beneficial Ownership
                            Of Common Stock Before                Shares of Common            of Common Stock
                                   Offering                        Stock Offered               After Offering
                                    Number          Percent                                 Number     Percent
                            ----------------------  -------       ----------------          ------     -------

GCA Strategic Investment
Fund Limited (1)                  32,142,631         23.0%         30,800,000           1,342,631        *
c/o Prime Management Ltd.
12 Church Street
Hamilton, Bermuda HM11

LKB Financial LLC (2)              1,405,050          1.3%            675,000             730,050        *
106 Colony Park Drive
Suite 900
Cumming, Ga. 30040

Actrade Capital Inc.               1,300,000          1.2%            300,000           1,000,000        *
7 Penn Plaza
New York, NY  10001

Trinity Capital Advisors, Inc.        25,000            *              25,000                   0       --
211 Sutter Street, 2nd Floor
San Francisco, CA  94108


----------
*    Less than one percent (1%).

(1) GCA is the ultimate beneficial owner of the shares owned by GCA and, through its board of directors, has the sole voting power to vote the shares. Prime Management Limited, a Bermuda corporation located in Bermuda has sole voting power with respect to the shares owned by GCA. Joe Kelly, a Bermuda resident, has the sole voting power over Prime Management. Global Capital Advisors Ltd., GCA's investment advisor located in Georgia, together with GCA's board of directors, has the sole investment decision authority over the shares owned by GCA. GCA is an affiliate of LKB Financial.



(2) Lewis Lester and Michael Brown have shared voting and dispositive power with respect to the shares owned by LKB Financial. LKB Financial is an affiliate of GCA.



The shares of common stock offered by this prospectus have been registered in accordance with registration rights that we have granted to the selling securityholders. We have agreed to pay all registration and filing fees, printing expenses, blue sky fees, if any, and fees and disbursements of our counsel. These selling securityholders have agreed to pay any underwriting discounts and selling commissions. In addition, we have agreed to indemnify these selling securityholders and underwriters who may be selected by them and certain affiliated parties, against certain liabilities, including liabilities under the Securities Act, in connection with the offering. Although those selling securityholders also have agreed to indemnify our officers and directors and persons controlling us against such liabilities, we have been informed that in the opinion of the SEC indemnification of those persons of liabilities under Securities Act is against public policy as expressed in the Securities Act and is therefore not enforceable.

                              Plan of Distribution

The selling securityholders may sell shares from time to time in public transactions, on or off the NASDAQ National Market, or private transactions, at prevailing market prices or at privately negotiated prices. They may sell their shares in the following types of transactions:

     o ordinary brokerage transactions and transactions in which the broker solicits purchasers

     o a block trade in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction

     o purchases by a broker or dealer as principal and resale by such broker or dealer for its account under this prospectus

     o face-to-face transactions between sellers and purchasers without a broker-dealer

The selling securityholders also may sell shares that qualify under Section 4(1) of the Securities Act or Rule 144. As used in this prospectus, selling securityholder includes donees, pledges, distributees, transferees and other successors in interest of the selling securityholders named in this prospectus.

In effecting sales, brokers or dealers engaged by the selling securityholders may arrange for other brokers or dealers to participate in the resales. The selling securityholders may enter into hedging transactions with broker-dealers, and in connection with those transactions, broker-dealers may engage in short sales of the shares. The selling securityholders also may sell shares short and deliver the shares to close out such short positions. The selling securityholders also may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the shares, which the broker-dealer may resell under this prospectus. The selling securityholders also may pledge the shares to a broker or dealer and upon a default, the broker or dealer may effect sales of the pledged shares under this prospectus.

Brokers, dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling securityholders in amounts to be negotiated in connection with the sale. Any broker-dealer that acts as an agent for the purchaser may receive compensation from the purchaser.

Broker-dealers may agree with a selling securityholder to sell a specified number of shares of common stock at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for such selling securityholder, to purchase as principal any unsold shares at the price required to fulfill the broker-dealer commitment to the selling securityholder.

Broker-dealers who acquire shares of common stock as principal may then resell such shares from time to time in transactions in the over-the-counter market or otherwise at prices and on terms then prevailing at the time of sale, at prices then related to the then current market price or in negotiated transactions and, in connection with such resales, may pay or receive from the purchasers of such shares commissions as described above.


GCA Strategic Investment Fund Limited is an "underwriter" within the meaning of the Securities Act of shares of common stock it offers and sells under this prospectus, and any commissions, discounts or concessions it receives in connection with the sale of shares under this prospectus will be underwriting compensation. The other selling securityholders and any brokers or dealers participating in the distribution of shares under this prospectus may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales and any commissions, discounts or concessions they receive may be deemed to be underwriting compensation.

Information as to whether underwriters who may be selected by the selling securityholders, or any other broker-dealer, is acting as principal or agent for the selling securityholders, the compensation to be received by them, and the compensation to be received by other broker-dealers, in the event such compensation is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including a prospectus supplement, if any, to any person who purchases any of the shares from or through such dealer or broker.

We have advised the selling securityholders that during such time as they may be engaged in a distribution of the shares they are required to comply with Regulation M under the Securities Exchange Act. With certain exceptions, Regulation M precludes any selling securityholders, any affiliated purchasers and any broker-dealer or other person who participates in such distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or Purchases made in order to stabilize the price of a security in connection with the distribution of that security.

                       Where You Can Find More Information

We file reports, proxy statements and other information with the SEC. You may read and copy any document we file at the Public Reference Room of the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Regional Offices of the SEC at Seven World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Please call 1-800-SEC-0330 for further information concerning the Public Reference Room. Our filings also are available to the public from the SEC's website at www.sec.gov. We distribute to our stockholders annual reports containing audited financial statements.

                      Information Incorporated By Reference

The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until the offering is completed:

     1. Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including any amendment to that report.

     2.   Proxy Statement dated June 15, 1999.


     3. Quarterly Reports on Form 10-Q for the quarters ended March 31, 2000 and June 30, 2000, including any amendments to those reports.


     4. The description of the common stock contained in our Registration Statement on Form 8-A (File No. 0-14905) under Section 12 of the Securities Exchange Act, including any amendment or report updating that description.

You may request a copy of these filings, at no cost, by writing or calling us at:

                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION
                        2950 North Loop West, Suite 1000
                              Houston, Texas 77092
                         Attention: Corporate Secretary
                            Telephone: (713) 802-0087

                                  Legal Matters

The validity of the shares of common stock offered by the prospectus has been passed upon by Snow Becker Krauss P.C., 605 Third Avenue, New York, New York 10158. Members of Snow Becker Krauss P.C. own 144,518 shares of common stock, all of which were issued for legal fees and disbursements.

                                     Experts

The financial statements incorporated in this prospectus by reference to our Annual Report on Form 10-K for the year ended December 31, 1999 have been so incorporated in reliance upon the report (which contains an explanatory paragraph relating to our ability to continue as a going concern as described in
Note 2 to the financial statements) of Hein + Associates LLP, independent certified public accountants, given upon the authority of said firm as experts in accounting and auditing for the years ended December 31, 1997, 1998 and 1999.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

     The following table sets forth the estimated expenses which will be paid by the Registrant in connection with the issuance and distribution of the shares of Common Stock being registered hereby:

Securities and Exchange Commission registration fee ...........       $ 3,577.73
Legal fees and expenses .......................................        15,000.00
Listing fees ..................................................        17,500.00
Accounting fees ...............................................         1,000.00
Miscellaneous .................................................           922.27
                                                                      ----------
                  Total .......................................       $38,000.00
                                                                      ==========

Item 15.  Indemnification of Directors and Officers

Under Section 78.751 of the Nevada Corporation Law ("NCL"), directors and officers may be indemnified against judgments, fines and amounts paid in settlement and reasonable expenses (including attorneys' fees), actually and reasonably incurred as a result of specified actions or proceedings (including appeals), whether civil or criminal (other than an action by or in the right of the corporation - a "derivative action") if they acted in good faith and for a purpose which they reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe their conduct was unlawful. A similar standard of care is applicable in the case of derivative actions, except that indemnification only extends to amounts paid in settlement and reasonable expenses (including attorneys' fees) actually and reasonably incurred by them in connection with the defense or settlement of such an action (including appeals), except in respect of a claim, issue or matter as to which such person shall have been finally adjudged to be liable to the corporation, unless and only to the extent a court of competent jurisdiction deems proper.

In accordance with Section 78.037(1) of the NCL, Article VIII of the Registrant's Certificate of Incorporation, as amended, eliminates the personal liability of the Registrant's directors to the Registrant or its shareholders for monetary damages for breach of their fiduciary duties as directors, with certain limited exceptions set forth in said Article VIII and Section 78.037(1).

Article  VII  of  the  Registrant's   Bylaws  provides  for  indemnification  of
directors, officers and others as follows:

"On the terms, to the extent, and subject to the condition prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees of any such action or proceeding, or any appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action or proceeding, expenses incurred by such person in defending such action or proceeding. On the terms, to the extent, and subject to the conditions prescribed by statute and by such rules and regulations, not inconsistent with statute, as the Board of Directors may in its discretion impose in general or particular cases or classes of cases, (a) the Corporation shall indemnify any person made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, and (b) the Corporation may pay, in advance of final disposition of any such action, expenses incurred by such person in defending such action or proceeding."

The Registrant maintains insurance, at its expense, to reimburse itself and directors and officers of the Registrant and of its direct and indirect subsidiaries against any expense, liability or loss arising out of indemnification claims against directors and officers and to the extent otherwise permitted under the NCL.

The Registration Rights Agreement among the Registrant and the selling securityholders provides for indemnification by the Registrant of the Selling Securityholders, any underwriters who participate in the distribution of the shares of common stock offered hereby on behalf of the selling securityholders, the directors, officers and any persons who control the selling securityholders against certain liabilities under the Securities Act. In addition, the Registration Rights Agreement provides that, at the request of the Registrant, the selling securityholders will indemnify the Registrant and its directors, officers and any persons who control the Registrant against certain liabilities under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16.              Exhibits
--------              --------


4.1*      Form of Securities Purchase Agreement dated as of July 18, 2000.

4.2*      Form of Certificate of  Designations

4.3*      Form of  Registration  Rights  Agreement

4.4*      Form of  Common  Stock  Purchase  Warrant

5.1*      Opinion of Snow Becker Krauss P.C.

23.1*     Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

23.2*     Consent of Hein + Associated LLP.

24.1* Power of Attorney (included on the signature page of this Registration Statement as originally filed.)


----------
*    Previously filed

Item 17. Undertakings.

     The undersigned Registrant hereby undertakes that it will:

     (a) (l) File, during any period in which it offers or sells the securities offered hereby, a post-effective amendment to this registration statement to:

               (i) Include any prospectus required by Section 10(a)(3) of the Securities Act.

               (ii) Reflect  in  the  prospectus  any  facts  or  events  which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

               (iii)Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

          (2) For determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) Remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or
          Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons of the Registrant pursuant to any arrangement, provision or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on August 16, 2000.


                  AMERICAN INTERNATIONAL PETROLEUM CORPORATION

By:  /s/ George N. Faris           By:   /s/ Denis J. Fitzpatrick
     -------------------                 --------------------------
     George N. Faris                     Denis J. Fitzpatrick
     Chairman of the Board               Vice President, Chief Financial Officer
     (principal executive                and Secretary (principal financial
     officer)                            and accounting officer)




Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities indicated on August 16, 2000.



Signature                                            Title
---------                                            -----

/s/ George N. Faris
------------------------
George N. Faris                              Chairman of the Board (principal
                                             executive officer)

/s/ Denis J. Fitzpatrick
------------------------
Denis J. Fitzpatrick                         Vice President, Chief Financial
                                             Officer and Secretary(principal
                                             financial and accounting officer)


           *
------------------------
William R. Smart                             Director


           *
------------------------
Donald G. Rynne                              Director



------------------------
Daniel Y. Kim                                Director



           *
------------------------
John H. Kelly                                Director

----------
*By: /s/  Denis J. Fitzpatrick
     -------------------------
          Denis J. Fitzpatrick
          Attorney-In-Fact

                                  EXHIBIT INDEX

Exhibit No.                            Description
-----------                            -----------


4.1*      Form of Securities Purchase Agreement dated as of July 18, 2000.

4.2*      Form of Certificate of Designations

4.3*      Form of  Registration  Rights  Agreement

4.4*      Form of  Common  Stock  Purchase  Warrant

5.1*      Opinion of Snow Becker Krauss P.C.

23.1*     Consent of Snow Becker Krauss P.C. (contained in Exhibit 5.1).

23.2*     Consent of Hein + Associates LLP.

24.1* Power of Attorney (included on the signature page of this Registration Statement as orginally filed)

----------
*    Previously filed